EXHIBIT 12


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                    Year Ended December 31
                                          --------------------------------------------------------------------------
                                             1997 (a)       1996 (a)       1995 (a)       1994 (a)       1993 (a)
                                          -------------- -------------- -------------- -------------- --------------
                                                                     Dollars in Millions
Earnings before income taxes ............  $   1,613.3    $   1,788.8    $   1,682.3    $   1,422.5    $   1,326.9
Fixed charges ...........................        519.8          540.2          556.2          537.7          576.6
                                           -----------    -----------    -----------    -----------    -----------
  Total .................................  $   2,133.1    $   2,329.0    $   2,238.5    $   1,960.2    $   1,903.5
                                           ===========    ===========    ===========    ===========    ===========
Fixed charges:
  Interest on debt ......................  $     496.7    $     513.6    $     535.7    $     519.8    $     559.9
  Interest component of rentals .........         23.1           26.6           20.5           17.9           16.7
                                           -----------    -----------    -----------    -----------    -----------
   Fixed charges ........................  $     519.8    $     540.2    $     556.2    $     537.7    $     576.6
                                           ===========    ===========    ===========    ===========    ===========
Ratio of earnings to fixed charges ......          4.1            4.3            4.0            3.6            3.3

---------
(a) Financial information reflects accounting for the merger with PanEnergy Corp as a pooling of interests. As a result, the financial information gives effect to the merger as if it had occurred January 1, 1993.


                                       67